Exhibit 99.1

Mereo BioPharma Reports First Quarter 2026 Financial Results and Provides Corporate Highlights

London, May 12, 2026 – Mereo BioPharma Group plc (NASDAQ: MREO) (“Mereo” or the “Company”), a clinical-stage biopharmaceutical company focused on rare diseases, today announced financial results for the first quarter ended March 31, 2026, and provided an update on recent corporate developments.

“Based on extensive analysis of data across the two global Phase 3 studies of setrusumab in osteogenesis imperfecta in collaboration with our partner Ultragenyx, we believe there is basis to engage with the regulatory agencies to determine if there is a path forward in pediatric patients. These interactions have been initiated, and we plan to provide updates once we have some definitive feedback. We continue to believe that setrusumab has the potential to provide meaningful benefit for people living with OI, a condition with no FDA or EMA approved therapies,” said Denise Scots-Knight, Chief Executive Officer of Mereo. “We are actively engaged with potential partners for alvelestat in AATD-LD and believe alvelestat can quickly enter Phase 3 development following closing of a partnership transaction. Our other partnered program, vantictumab, is continuing to move forward with āshibio, who plan to initiate a Phase 2 trial in osteopetrosis in the second half of 2026. We continue to expect that our cash position, which totaled $36.2 million as of March 31, will provide runway into mid-2027, through several key inflection points expected during the remainder of this year.”

Recent Corporate Developments and Anticipated Milestones

Setrusumab (UX143)

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Further analyses of the data from the Orbit and Cosmic Phase 3 studies, including patient subgroups, have been completed.
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While neither study achieved statistical significance against the primary endpoints of reduction in annualized clinical fracture rate compared to placebo (Orbit) or bisphosphonates (Cosmic), both studies achieved high statistical significance against the key secondary endpoint of improvement in bone mineral density versus control as well as reductions in vertebral fractures and improvements in patient reported outcomes (PROs) associated with disease severity, pain / discomfort and daily activities, with these PRO improvements achieving statistical significance in the Orbit study.
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The safety profile of setrusumab was consistent with that observed in prior studies.
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Based on the Phase 3 data analysis from both global Phase 3 studies and the safety profile of setrusumab, Mereo and its partner Ultragenyx believe there is a basis to engage regulatory agencies to determine if there is a path forward for setrusumab in pediatric patients. These interactions have been initiated.

Alvelestat (MPH-966)

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Mereo is actively engaged in discussions with potential partners for the Phase 3 development and commercialization of alvelestat.
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Based on previous discussions with the FDA and EMA, Mereo anticipates a single Phase 3 trial enrolling approximately 220 early- and late-stage AATD-LD patients evaluating alvelestat over an 18-month treatment period will support regulatory submissions in both the U.S. and Europe.
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The primary efficacy endpoint for potential U.S. approval will be the St. George’s Respiratory Questionnaire (SGRQ) Total Score, with lung density measured by CT scan serving as the primary endpoint for potential European regulatory approval. These are independent primary endpoints.
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The Company believes initiation of the Phase 3 study could happen within 6 months of closing a potential partnership transaction.

Vantictumab (OMP18R5)

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The Company’s development partner for vantictumab, āshibio, Inc., is continuing to advance toward initiation of a Phase 2 clinical trial in autosomal dominant osteopetrosis Type 2 (ADO2), which is expected to commence in the second half of 2026.
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āshibio is responsible for funding the global clinical program and holds the right to commercialize vantictumab outside of Europe, where Mereo has retained commercial rights.

First Quarter 2026 Financial Results

Total research and development (“R&D”) expenses increased by $0.8 million, from $3.9 million in the first quarter of 2025 to $4.7 million in the first quarter of 2026. The increase was primarily due to increases of $1.8 million in R&D expenses for setrusumab, partially offset by reductions of $0.9 million in R&D expenses for alvelestat. The increase in program expenses for setrusumab was primarily driven by recognition of a payable for our share of certain costs related to the cancellation of manufacturing slots by our partner, Ultragenyx, partially offset by reductions of, and delays to, investment in manufacturing and ongoing activities, including medical affairs activities in Europe during the first quarter of 2026. The decrease in program expenses for alvelestat was primarily due to completion of activities undertaken in preparation for the potential Phase 3 study in the first quarter of 2025.

General and administrative expenses decreased by $3.3 million, from $7.3 million in the first quarter of 2025 to $4.0 million in the first quarter of 2026. The decrease was primarily due to the recognition of a $1.9 million reduction in expenses in the first quarter of 2026 for amounts received from our depository to reimburse certain expenses incurred by us in respect of our ADR program, and a reduction of approximately $1.4 million driven by delays to investment in pre-commercial activities to lay the foundation for the potential commercial launch of setrusumab in Europe, if approved, and other realized cost savings.

Net loss for the first quarter of 2026 was $6.7 million, compared to $12.9 million for the first quarter of 2025, primarily reflecting an operating loss of $8.8 million and foreign currency transaction gain of $1.6 million.

As of March 31, 2026, the Company had cash and cash equivalents of $36.2 million, compared to $41.0 million as of December 31, 2025. The Company’s guidance remains unchanged, and it continues to expect, based on current operational plans, that its existing cash and cash equivalents balance will enable it to fund its currently committed clinical trials, operating expenses, and capital expenditure requirements into mid-2027. This guidance does not include any potential payments associated with business development activity around any of the Company’s programs.

Total ordinary shares issued as of March 31, 2026 were 798,078,829. Total ADS equivalents as of March 31, 2026 were 159,615,765, with each ADS representing five ordinary shares of the Company.

About Mereo BioPharma

Mereo BioPharma is a biopharmaceutical company focused on the development of innovative therapeutics for rare diseases. The Company has three rare disease product candidates: setrusumab for the treatment of osteogenesis imperfecta (OI); alvelestat for the treatment of alpha-1 antitrypsin deficiency-associated lung disease (AATD-LD); and vantictumab for the treatment of autosomal dominant osteopetrosis type 2 (ADO2). The Company and its partner for setrusumab, Ultragenyx Pharmaceutical Inc., have reported top-line results from the Phase 3 portion of a pivotal Phase 2/3 study in pediatrics and young adults (5 to 25 years old) and in the Phase 3 study in pediatric patients (2 to <7 years old) for setrusumab in OI. The partnership with Ultragenyx includes potential additional milestone payments of up to $245 million and royalties to Mereo on commercial sales in Ultragenyx territories. Mereo has retained EU and UK commercial rights and will pay Ultragenyx royalties on commercial sales in those territories. Setrusumab has received orphan designation for osteogenesis imperfecta from the European Commission (“EC”) and the FDA, PRIME designation from the EMA, and has Breakthrough Therapy designation and rare pediatric disease designation from the FDA. Alvelestat has received Orphan Designation for AATD from the EC and the FDA, and Fast Track designation from the FDA for AATD-LD. Following results from ASTRAEUS and ATALANTa in AATD-lung disease, the Company has aligned with the FDA and the EMA on the primary endpoints for a Phase 3 pivotal study which, if successful, could enable full approval in both the U.S. and Europe. The Company’s partner for vantictumab, āshibio, Inc., is funding the global development program and Mereo has retained EU and UK commercial rights. Mereo has also entered into an exclusive global license agreement with ReproNovo SA, a reproductive medicine company, for the development and commercialization of leflutrozole, a non-steroidal aromatase inhibitor for the treatment of infertility in men with low testosterone. In addition, Mereo has two oncology product candidates, etigilimab, an anti-TIGIT; and navicixizumab for the potential treatment of late-line ovarian cancer. Navicixizumab has been partnered with Feng Biosciences, Inc. in a global licensing agreement that includes milestone payments and royalties.

Forward-Looking Statements

This press release contains “forward-looking statements” that involve substantial risks and uncertainties, as well as assumptions that, if they never materialize or prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. All statements other than statements of historical fact contained herein are forward-looking statements within the meaning of Section 27A of the United States Securities Act of 1933, as amended, and Section 21E of the United States Securities Exchange Act of 1934, as amended. Forward-looking statements reflect our current expectations, beliefs and assumptions concerning future events or our future financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Risks and uncertainties include, among other things, the uncertainties inherent in the clinical development process; the Company’s reliance on third parties to conduct and provide funding for its clinical trials; the sufficiency of existing cash to fund operations and/or the inability to raise additional funding on favorable terms or at all; the uncertainty inherent in regulatory review processes, including varying interpretations and analyses of data from clinical trials; the Company’s dependence on enrollment of patients in its clinical trials; potentially smaller than anticipated market opportunities for the Company's product candidates; the Company’s dependence on its key executives; and the Company’s ability to maintain compliance with Nasdaq continued listing requirements.

You should carefully consider the foregoing factors and the other risks and uncertainties that affect the Company’s business, including those described in the “Risk Factors” section of its Annual Report on Form 10-K, as well as discussions of potential risks, uncertainties, and other important factors in the Company’s subsequent filings with the Securities and Exchange Commission. Forward-looking statements are often identified by the words “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could,” “may,” “estimate,” “outlook,” “will,” “continue” and similar expressions, including the negative thereof. The absence of these words, however, does not mean that the statements are not forward-looking. These forward-looking statements are based on the Company’s current expectations, beliefs and assumptions concerning future developments and business conditions and their potential effect on the Company. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting the Company will be those that it anticipates. The Company wishes to caution you not to place undue reliance on any forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to publicly update or revise any of our forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise, except to the extent required by law.

Mereo BioPharma Contacts:
Mereo	+44 (0)333 023 7300
Denise Scots-Knight, Chief Executive Officer
Christine Fox, Chief Financial Officer

Burns McClellan (Investor Relations Adviser to Mereo)	+01 646 930 4406
Lee Roth
Investors	investors@mereobiopharma.com

MEREO BIOPHARMA GROUP PLC

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share amounts)

(Unaudited)

	March 31,	December 31,
	2026	2025
Assets
Current assets:
Cash and cash equivalents	$36,223	$40,992
Prepaid expenses and other current assets	2,249	2,531
Research and development incentives receivables	1,562	1,497
Total current assets	40,034	45,020
Property and equipment, net	91	137
Operating lease right-of-use assets, net	108	244
Intangible assets, net	381	516
Total assets	$40,614	$45,917

Liabilities
Current liabilities:
Accounts payable	$3,226	$1,333
Accrued expenses	2,046	2,026
Operating lease liabilities – current	—	202
Other current liabilities	905	741
Total current liabilities	6,177	4,302
Warrant liabilities – non-current	21	38
Other non-current liabilities	362	661
Total liabilities	$6,560	$5,001

Shareholders’ Equity
Ordinary shares, par value £0.003 per share; 798,078,829 shares issued at March 31, 2026 (December 31, 2025: 795,658,504)	$3,145	$3,135
Additional paid-in capital	551,018	549,622
Accumulated deficit	(507,538)	(501,018)
Accumulated other comprehensive loss	(12,571)	(10,823)
Total shareholders’ equity	34,054	40,916
Total liabilities and shareholders’ equity	$40,614	$45,917

MEREO BIOPHARMA GROUP PLC

CONDENSED CONSOLIDATED STATEMENTS

OF OPERATIONS AND COMPREHENSIVE LOSS

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2026	2025
Operating expenses
Research and development	$(4,747)	$(3,930)
General and administrative	(4,019)	(7,272)
Loss from operations	(8,766)	(11,202)
Other income/(expenses)
Interest income	327	659
Interest expense	(20)	(180)
Changes in the fair value of warrants	17	416
Foreign currency transaction gain/(loss), net	1,628	(2,765)
Benefit from research and development tax credit	95	185
Net loss before income tax	(6,719)	(12,887)
Income tax benefit	—	—
Net loss	$(6,719)	$(12,887)

Loss per share – basic and diluted	$(0.01)	$(0.02)
Weighted average shares outstanding – basic and diluted	801,805,570	784,279,387

Net loss	$(6,719)	$(12,887)
Other comprehensive (loss)/income – Foreign currency translation adjustments, net of tax	(1,748)	3,559
Total comprehensive loss	$(8,467)	$(9,328)